Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL 2013 THIRD QUARTER RESULTS

Waukegan, Ill. – May 6, 2013—WMS Industries Inc. (NYSE:WMS) today reported revenue of $177.9 million and net income of $7.5 million, or $0.14 per diluted share, for the quarter ended March 31, 2013, inclusive of $0.09 per diluted share for incremental costs related to the pending acquisition of WMS by Scientific Games Corporation (NASDAQ:SGMS). The results also reflect a $0.02 per diluted share impact related to estimated lost revenue for more than 200 new Illinois Video Gaming Terminals (VGTs) due to our inability to serve the market long-term given existing Illinois law prohibiting the supplier of the state monitoring system (currently Scientific Games) from also selling VGTs, which will be the case upon the closing of the acquisition. Results also reflect higher marketing costs to support the significant growth in interactive products and services and the successful launch of the Blade™ and Gamefield xD™ gaming cabinets in the March 2013 quarter. Results benefited by $0.05 per diluted share from discrete tax items, including the retroactive reinstatement of the U.S. Federal Research and Development Tax Credit. In the comparable year-ago period, WMS reported revenue of $176.0 million and net income of $22.1 million, or $0.40 per diluted share.

“The 13% quarterly sequential increase in revenues reflects the encouraging initial contributions from our innovative new Blade and Gamefield xD gaming machines, solid customer demand and higher earnings performance for other recently introduced participation games such as MONOPOLY™ Legends™ theme and THE LORD OF THE RINGS™ 3-reel mechanical theme and for-sale games such as Triton’s Gold™, Zodiac Sisters™ and Great Owl® themes on the Bluebird®2e platform and Lantern Festival™ and Great Zeus™ themes on the new Blade platform, as well as continued strong revenue growth for our interactive products and services,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Strong player and customer interest in recently launched gaming machines and the growing availability and rising popularity of our interactive products and services are establishing a platform for long-term success that we are supporting through stepped-up investments in new product development and in marketing efforts aimed at expanding the distribution and availability of our interactive products, services and game content.”

Recent Highlights:

•

Shipped nearly 1,000 new for-sale Blade cabinets in the product’s initial roll-out, while achieving initial cost targets. The Blade cabinet incorporates the Company’s next-generation CPU-NXT®3 operating platform to deliver superior game graphics and player experiences.

•	Installed more than 400 new Gamefield xD participation-dedicated gaming cabinets that feature the robust power of the CPU-NXT3 operating platform combined with dual 32” HD screens to provide players with a unique gaming experience and provide casino operators with strong earnings performance. With more than 600 Gamefield xD gaming machines now installed, open orders for Gamefield xD units currently exceed 600 units of the approximately 1,900 open orders for participation gaming machines.

•	Gaming operations revenues grew 22%, or $14.3 million, on a year-over-year basis and $7.0 million, or 10%, on a quarterly sequential basis to $79.7 million. The increase reflects the first year-over-year increase in both average daily revenue per unit and average installed participation units in 12 quarters, primarily due to the success and strong earnings performance of recently launched new games and initial placements of Gamefield xD units, coupled with continued growth in interactive products and services revenue, which was up 32% on a quarterly sequential basis to $17.1 million, marking a 17-fold increase over the prior-year quarter.

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 2

•	Replacement unit shipments in the U.S. and Canada increased 20%, or 560 units, year over year to 3,360 gaming machines, including 618 Canadian VLT units.

•	International unit shipments increased 18% year over year to 1,644 gaming machines.

•	Shipped 965 new My Poker® gaming machines during the first nine months in fiscal 2013.

•	Williams Interactive will provide online gaming content as part of a full turn-key solution in association with Scientific Games Corporation as primary vendor with 888 Holdings to operate internet gaming systems and services to the Delaware State Lottery, subject to successful contract negotiations.

•

Launched Jackpot Party® Social Casino on the Apple® iOS for iPhone® and iPad® mobile devices. As a native iOS application available in the Apple iTunes® Store, the app quickly emerged as one of the top ten highest grossing casino game apps on both devices and remains so today.

•	Launched Jackpot Party Casino online in Belgium in conjunction with Groupe Partouche.

•	Went live with the first B2B availability of WMS slot games on several European online real-money casino sites and further expanded future online availability of WMS games through additional agreements with The Rank Group, Bonnier Gaming, Betfair, 888 and Sky Betting & Gaming for their online casinos.

“Our successful operating execution in the March 2013 quarter is highlighted by the introduction and strong roll-out of the new Blade and Gamefield xD gaming machines that were launched on time and within our targeted cost structure range,” said Gamache. “The high level of customer demand for our Blade cabinet is evident as nearly 1,000 units shipped in the quarter, which represents a 55% increase over the number of new units shipped in the December 2008 quarter, the first quarter of the successful launch of the Bluebird2 cabinet. We continue to ramp up our manufacturing capacity for the Blade cabinet, as based upon current open orders we expect to ship a significant number of these new cabinets in the June quarter.

“The strong player popularity and initial earnings performance of the Gamefield xD participation gaming machines confirms the enthusiasm for this product when it was unveiled at the G2E® trade show in October 2012 and reflects the extensive player testing and customer feedback that went into its design and development,” Gamache added. “The benefit of the capital investments we’ve made to refresh our installed participation base and to develop exciting new games that support our customers with high-profile, player-appealing products is clearly reflected in the recent increases in our installed base and average revenue per day, as well as in the continued strong backlog for new games that collectively generate high earnings performance for customers and high returns for the Company.

“Following the success of the two initial THE WIZARD OF OZ™ game themes, we recently launched the third new game for the Gamefield xD cabinet: the MONOPOLY Prime Reel Estate® game. We are very encouraged by the early performance of our new gaming cabinets and the level of engagement they are garnering with players and expect them to continue to fuel growth in unit shipments, our installed base and our average revenue per day in the current quarter and beyond.”

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 3

Fiscal 2013 Third Quarter Financial Review

The following table summarizes key components related to revenue generation for the three months ended March 31, 2013 and 2012 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Increase/(Decrease)
	2013	2012	Amount	%
Total Revenues	$177.9	$176.0	$1.9	1.1

Product Sales Revenues:
New gaming machine sales revenues	$80.7	$91.4	$(10.7)	(11.7)
Other product sales revenues	17.5	19.2	(1.7)	(8.9)

Total product sales revenues	$98.2	$110.6	$(12.4)	(11.2)

Average sales price per new unit	$15,344	$15,233	$111	0.7
New unit shipments to the U.S. and Canada	3,619	4,598	(979)	(21.3)
New unit shipments to International markets	1,644	1,395	249	17.8

Total new units on which revenue was recognized	5,263	5,993	(730)	(12.2)
Used unit shipments	1,060	1,267	(207)	(16.3)

Total unit shipments	6,323	7,260	(937)	(12.9)

Conversion kit unit sales	2,915	3,900	(985)	(25.3)
Cost of product sales revenues	$49.2	$53.3	$(4.1)	(7.7)
Gaming Operations Revenues:
Participation revenues	$57.6	$56.4	$1.2	2.1
Interactive products and services revenues	17.1	1.0	16.1	nm
Other gaming operations revenues	5.0	8.0	(3.0)	(37.5)

Total gaming operations revenues	$79.7	$65.4	$14.3	21.9

Installed base of participation units at period end	9,684	9,389	295	3.1
Average installed participation units	9,319	9,115	204	2.2
Average daily revenue per participation unit	$68.65	$68.06	$0.59	0.9
Cost of gaming operations revenues	$14.8	$12.6	$2.2	17.5

Product Sales Revenues

Total product sales revenues for the March 2013 quarter were $98.2 million compared to $110.6 million in the prior-year period. WMS shipped 3,619 new gaming machines to customers in the U.S. and Canada, a decline of 979 units from the prior-year period, but a quarterly sequential increase of 30% or 841 new units. Replacement units shipped to U.S. and Canadian customers increased by 20% to 3,360 units, inclusive of the Canadian VLT units, compared with 2,800 replacement units in the prior-year period, while new gaming machine sales for new casino openings and expansions totaled 259 units compared with 1,800 units in the March 2012 quarter. Shipments to international customers rose 18% year over year to 1,644 new units, or 31% of total global new unit shipments, compared to 1,395 new units, or 23% of global sales, in the year-ago period. The Company’s average sales price increased 1% year over year to $15,344 reflecting the introduction of the premium-featured new Blade cabinet, partially offset by lower-priced VLT units and Bluebird2 lite cabinets for select international markets.

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 4

Other product sales revenues declined by 9% to $17.5 million, primarily reflecting lower used gaming machine revenues as a result of a smaller number of used unit sales at lower prices than the year-ago period and lower conversion kit sales revenues.

Gaming Operations Revenues

Gaming operations revenues rose $14.3 million, or 22%, to $79.7 million in the March 2013 quarter from $65.4 million in the year-ago period, marking the third consecutive quarter of year-over-year growth. The average installed participation base increased 204 units to 9,319 gaming machines compared with 9,115 units in the prior-year quarter, and increased 38 units on a quarterly sequential basis. The participation footprint at March 31, 2013 increased 295 units over prior year and 60 units on a quarterly sequential basis, representing the highest quarter-end installed footprint in the last seven quarters. Average revenue per day for the March 2013 quarter increased on a year-over-year basis for the first time in 12 quarters to $68.65 per unit from $68.06 and increased 7%, or $4.76 per unit, on a quarterly sequential basis, in spite of the reported gaming revenue weakness in most regional gaming markets during the quarter.

Revenues from interactive products and services increased $4.1 million, or 32%, on a quarterly sequential basis to $17.1 million and were up from $1.0 million in the prior-year period. The quarterly sequential revenue increase for the Jackpot Party Social Casino primarily reflects higher monetization rates and higher average daily payments by paying players. During the quarter, the Company introduced its Jackpot Party Social Casino on mobile device platforms, including Apple iOS for iPhones and iPads. The Company expects to launch its Jackpot Party Social Casino on the Google® Android® mobile device platform shortly. Revenue growth for interactive products and services also reflects modest organic growth in WMS’ UK-based B2C online casino and the B2B launch of initial WMS slot games on several European real-money online casinos.

Other gaming operations revenues of $5.0 million was essentially flat compared to $5.1 million in the December 2012 quarter, but declined year over year due to lower licensing royalties.

Costs and Expenses

The following table summarizes key components of costs and expenses for the three months ended March 31, 2013 and 2012 ($ in millions):

	Three Months Ended March 31,		Increase/(Decrease)
	2013	2012	Amount		%
Costs and Expenses:
Cost of product sales	$49.2	$53.3	$(4.1)		(7.7)
As a percentage of product sales revenues	50.1%	48.2%	190	bp	3.9
Cost of gaming operations	14.8	12.6	2.2		17.5
As a percentage of gaming operations revenues	18.6%	19.3%	(70	)bp	(3.6)
Research and development expense	29.9	22.1	7.8		35.3
As a percentage of total revenues	16.8%	12.6%	420 bp		33.3
Selling and administrative expense	47.1	33.7	13.4		39.8
As a percentage of total revenues	26.5%	19.1%	740	bp	38.7
Depreciation and amortization expense	31.7	23.1	8.6		37.2
As a percentage of total revenues	17.8%	13.1%	470	bp	35.9

Total costs and expenses	$172.7	$144.8	$27.9		19.3

Operating income	$5.2	$31.2	$(26.0)		(83.3)

Operating margin	2.9%	17.7%	(1,480	)bp	(83.6)

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 5

Cost of product sales revenues declined $4.1 million to $49.2 million, primarily reflecting the decline in product sales revenues. Cost of product sales revenues as a percent of product sales revenue in the March 2013 quarter improved 80 basis points on a quarterly sequential basis to 50.1% from 50.9%, reflecting the Company’s strategic sourcing, supply chain and other continuous improvement initiatives, and the launch of the new Blade cabinet; but decreased year over year largely reflecting the impact of lower-priced VLT units, the Bluebird2 lite cabinets for select international markets and the cost of the Blade cabinet being higher than the cost of a Bluebird2 cabinet.

Cost of gaming operations revenues increased year over year by $2.2 million on a $14.3 million increase in gaming operations revenues and, as a percent of gaming operations revenues, improved 70 basis points. The improvement primarily reflects the low direct costs associated with higher interactive products and services revenues, partially offset by unfavorable jackpot expense on wide-area progressive games.

In aggregate, direct costs attributable to product sales and gaming operations revenues declined $1.9 million in the March 2013 quarter, even as total revenues increased $1.9 million.

Research and development expenses in the March 2013 quarter of $29.9 million increased $7.8 million year over year and $3.2 million on a quarterly sequential basis. The year-over-year increase reflects higher spending to support the development of the Company’s innovative new casino gaming products, incremental expense from two interactive acquisitions completed in the June 2012 quarter and higher development costs to support sustainable growth in interactive products and services revenues.

Selling and administrative expenses in the March 2013 quarter increased $13.4 million year over year and $9.2 million on a quarterly sequential basis to $47.1 million. The year-over-year increase reflects $7.4 million of impact related to the Company’s pending acquisition by Scientific Games Corporation, the planned increase in online marketing costs to expand the player base for interactive products and services revenues, which increased by $16.1 million over the prior-year period, incremental marketing expenses to support the highly successful launch of the Blade and Gamefield xD products, the impact of the two acquisitions in the June 2012 quarter and the incremental expenses related to the Company’s recent implementation of an upgraded enterprise-wide ERP system.

Depreciation and amortization expense of $31.7 million in the March 2013 quarter increased $8.6 million year over year and $2.7 million on a quarterly sequential basis. The year-over-year increase reflects the Company’s investment in its installed base of participation gaming machines over the last 12 months, depreciation associated with the completion of a major new facility, implementation of an upgraded enterprise-wide ERP system and the amortization of finite-lived intangible assets from the two acquisitions completed in the June 2012 quarter.

Cash Flow and Balance Sheet

Cash flow provided by operating activities for the nine months ended March 31, 2013 was $91.9 million, compared to $106.6 million in the comparable year ago period, with the change primarily reflecting lower net income, a greater impact from the change in operating assets and liabilities and lower other non-cash items, partially offset by higher depreciation and amortization and share-based compensation costs. Total receivables, net were $395.9 million at March 31, 2013 compared to $405.1 million at June 30, 2012, and reflect a $42.8 million, or 35%, decrease in long-term notes receivable during the last nine months. Inventory was $62.8 million, up $9.5 million from June 30, 2012, reflecting an increase in materials to support the launch of the new, differentiated Blade and Gamefield xD gaming machines. Total current liabilities at March 31, 2012, declined $31.3 million from June 30, 2012, due to lower accounts payable and lower accrued liabilities reflecting the timing of payments of accounts payable and income tax payments.

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 6

Net cash used in investing activities in the March 2013 nine-month period was $115.4 million, or essentially flat with $115.3 million for the comparable prior-year period. Capital expenditures for property, plant and equipment were essentially flat for the nine-month period, and a $0.6 million decrease in capital deployed for gaming operations equipment was offset by a $0.9 million increase in funds used to acquire or license intangible and other non-current assets. In the March 2013 quarter, total capital expenditures for gaming operations equipment and property, plant and equipment were $33.7 million, a $5.6 million decrease from the March 2012 quarter.

Net cash provided by financing activities was $21.7 million compared to a use of $6.5 million of cash in the prior-year nine-month period primarily due to a $36.9 million decline in stock repurchase activity, which was partially offset by $10.0 million of lower net borrowings under the Company’s line of credit.

Total cash, cash equivalents and restricted cash was $69.2 million at March 31, 2013, and long-term debt was $85.0 million.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), was $49.3 million in the March 2013 quarter, inclusive of the impacts related to the pending acquisition of WMS by Scientific Games, compared with $65.3 million in the prior-year period, while adjusted EBITDA margin was 27.7% compared with 37.1% in the year-ago period.

About WMS

WMS Industries Inc. is a leading supplier of innovative gaming entertainment products and services worldwide. The Company designs, develops, manufactures, distributes and markets casino games and gaming machines, video lottery terminals and interactive gaming products and services. More information on WMS, and its subsidiaries, WMS Gaming and Williams Interactive, can be found at www.wms.com or www.williamsinteractive.com or visit the Company on Facebook®, Twitter® or YouTube®.

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2013 Hasbro. All rights reserved.

THE LORD OF THE RINGS © 2013 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle-earth Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s13)

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “continue,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. We undertake no obligation to update such

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 7

forward looking statements, all of which are made only as of this date, May 6, 2013. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) there is a risk that the acquisition of WMS (“the acquisition”) pursuant to the recently announced merger agreement with Scientific Games Corporation may not be consummated, on a timely basis or otherwise; (2) our business has been and may in the future be disrupted while the acquisition by Scientific Games Corporation is pending or if the acquisition is not consummated as our ability to transact business with customers, suppliers and other business partners may be adversely affected; (3) it may be difficult for us to retain and recruit employees in vital areas while the acquisition is pending or if it fails; (4) in the event our recently announced acquisition by Scientific Games Corporation is not consummated, the price of our stock may be affected; (5) there could be unexpected costs, charges or expenses or lost revenue opportunities resulting from the pending acquisition; (6) in connection with the recent implementation of our enterprise resource planning system, there is the risk of inaccurate data or reporting and significant design errors that could have a negative effect on our operating results and impact our ability to manage our business which could constitute significant deficiencies; (7) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (8) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (9) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (10) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (11) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (12) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (13) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (14) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (15) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (16) a failure to obtain and maintain our gaming licenses and regulatory approvals; (17) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (18) a software anomaly or fraudulent manipulation of our gaming machines and software; (19) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (20) an infringement claim seeking to restrict our use of material technologies; (21) risks of doing business in international markets, including political and economic instability, terrorist activity, changes in importation and repatriation regulations such as currently experienced in Argentina, and foreign currency fluctuations; and (22) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	JCIR
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 8

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
REVENUES:
Product sales	$98.2	$110.6	$271.0	$295.2
Gaming operations	79.7	65.4	223.5	198.6

Total revenues	177.9	176.0	494.5	493.8
COSTS AND EXPENSES:
Cost of product sales (1)	49.2	53.3	133.7	144.8
Cost of gaming operations (1)	14.8	12.6	43.7	41.3
Research and development	29.9	22.1	84.2	70.2
Selling and administrative	47.1	33.7	119.4	105.2
Depreciation and amortization (1)	31.7	23.1	88.7	66.9
Impairment and restructuring charges	—	—	— `	9.7

Total costs and expenses	172.7	144.8	469.7	438.1

OPERATING INCOME	5.2	31.2	24.8	55.7
Interest expense	(1.0)	(0.4)	(2.7)	(1.2)
Interest income and other income and expense, net	3.2	2.6	9.5	9.5

Income before income taxes	7.4	33.4	31.6	64.0
Provision (benefit) for income taxes	(0.1)	11.3	10.5	22.0

NET INCOME	$7.5	$22.1	$21.1	$42.0

Earnings per share:
Basic	$0.14	$0.40	$0.39	$0.75

Diluted	$0.14	$0.40	$0.39	$0.75

Weighted-average common shares:
Basic common stock outstanding	54.7	55.2	54.6	55.7

Diluted common stock and common stock equivalents	55.1	55.5	54.8	56.0

1) Depreciation and amortization includes the following amounts attributable to cost of product sales and cost of gaming operations:

Cost of product sales	$2.2	$1.5	$6.3	$4.3
Cost of gaming operations	$19.9	$14.6	$55.3	$41.8

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income	$7.5	$22.1	$21.1	$42.0
Foreign currency translation adjustment, net of taxes	(1.0)	1.3	3.1	(4.1)

Total comprehensive income	$6.5	$23.4	$24.2	$37.9

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars and millions of shares)

	March 31, 2013	June 30, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58.1	$62.3
Restricted cash and cash equivalents	11.1	13.8

Total cash, cash equivalents and restricted cash	69.2	76.1
Accounts and notes receivable, net of allowances of $8.1 and $6.9, respectively	316.4	282.8
Inventories	62.8	53.3
Other current assets	55.1	40.1

Total current assets	503.5	452.3
NON-CURRENT ASSETS:
Long-term notes receivable, net	79.5	122.3
Gaming operations equipment, net of accumulated depreciation and amortization of $266.6 and $227.1, respectively	124.3	115.7
Property, plant and equipment, net of accumulated depreciation and amortization of $168.0 and $142.0, respectively	239.7	226.7
Intangible assets, net	177.0	178.9
Deferred income tax assets	41.3	39.3
Other assets, net	20.3	18.9

Total non-current assets	682.1	701.8

TOTAL ASSETS	$1,185.6	$1,154.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$74.1	$84.8
Accrued compensation and related benefits	11.9	9.5
Other accrued liabilities	53.5	76.5

Total current liabilities	139.5	170.8
NON-CURRENT LIABILITIES:
Long-term debt	85.0	60.0
Deferred income tax liabilities .	22.7	22.7
Other non-current liabilities	26.2	23.3

Total non-current liabilities	133.9	106.0
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	450.1	443.5
Treasury stock, at cost (4.9 and 4.9 shares, respectively)	(140.0)	(144.1)
Retained earnings	576.0	554.9
Accumulated other comprehensive loss	(3.7)	(6.8)

Total stockholders’ equity	912.2	877.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,185.6	$1,154.1

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

(unaudited)

	Nine Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21.1	$42.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	73.7	56.8
Amortization of intangible and other assets	26.6	20.4
Share-based compensation	12.1	11.5
Other non-cash items	4.0	11.9
Deferred income taxes	(4.0)	(2.9)
Tax benefit from exercise of stock options	(0.4)	(0.2)
Change in operating assets and liabilities	(41.2)	(32.9)

Net cash provided by operating activities	91.9	106.6
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(57.5)	(58.1)
Additions to property, plant and equipment	(47.7)	(47.9)
Payments to acquire or license intangible and other non-current assets	(10.2)	(9.3)

Net cash used in investing activities	(115.4)	(115.3)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under revolving credit facility	73.0	35.0
Repayments of borrowings under revolving credit facility	(48.0)	—
Purchases of treasury stock	(5.0)	(41.9)
Cash received from exercise of stock options and employee stock purchase plan	3.9	2.7
Additional consideration related to acquisitions	(2.6)	—
Debt issuance costs	—	(2.5)
Tax benefit from exercise of stock options	0.4	0.2

Net cash provided (used) by financing activities	21.7	(6.5)
Effect of exchange rates on cash and cash equivalents	(2.4)	(1.0)

DECREASE IN CASH AND CASH EQUIVALENTS	(4.2)	(16.2)
CASH AND CASH EQUIVALENTS, beginning of period	62.3	$90.7

CASH AND CASH EQUIVALENTS, end of period	$58.1	$74.5

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WMS Reports Fiscal Third Quarter Results, 5/6/2013	page 11

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income	$7.5	$22.1	$21.1	$42.0

Basic weighted average common shares outstanding	54.7	55.2	54.6	55.7
Dilutive effect of stock options	0.3	0.2	0.1	0.2
Dilutive effect of restricted common stock	0.1	0.1	0.1	0.1

Diluted weighted average common stock and common stock equivalents	55.1	55.5	54.8	56.0

Basic earnings per share of common stock	$0.14	$0.40	$0.39	$0.75

Diluted earnings per share of common stock and common stock equivalents	$0.14	$0.40	$0.39	$0.75

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income	$7.5	$22.1	$21.1	$42.0

Net income	$7.5	$22.1	$21.1	$42.0
Depreciation	26.5	19.7	73.7	56.8
Amortization of intangible and other assets	8.7	6.2	26.6	20.4
Provision (benefit) for income taxes	(0.1)	11.3	10.5	22.0
Interest expense	1.0	0.4	2.7	1.2
Share-based compensation	4.1	3.9	12.1	11.5
Other non-cash items	1.6	1.7	4.0	11.9

Adjusted EBITDA	$49.3	$65.3	$150.7	$165.8

Adjusted EBITDA margin	27.7%	37.1%	30.5%	33.6%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash provided by operating activities (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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